Exhibit 99.1

PRESS RELEASE

SiriusPoint Appoints Susan Cross to Board of Directors

HAMILTON, Bermuda, May 28, 2024 — SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE:SPNT), a global specialty insurer and reinsurer, has today announced the appointment of Susan Cross as Board Director, effective May 24, 2024. Susan takes up a new role on the SiriusPoint Board, bringing the total number of members to 10.

Susan has over 40 years of experience in the (re)insurance industry, with a focus on developing and leading actuarial and analytical functions to support global growth. She has been a Director of Enstar Group Limited (Enstar) since October 2020, and prior to that served as Executive Vice President and Global Chief Actuary at XL Group (now AXA XL), from 2008 to 2018.

In addition to the SiriusPoint and Enstar Boards, Susan serves as Non-Executive Director at Unum Group, a Fortune 500 insurer. She has also previously served on the boards of IFG Companies, American Strategic Insurance, Mid Ocean Limited and XL Life Ltd.

Bronek Masojada, Chair of the Board, SiriusPoint commented: “Susan is a business leader, and an experienced Board Director who fosters innovative cultures to drive growth. Her experience of working with global organizations through various stages of evolution will be invaluable as we continue to support the Executive Leadership Team, and the wider business, as they execute SiriusPoint’s plans and deliver results for our shareholders.

“I look forward to working with Susan as she brings her global insurance knowledge, financial expertise, and strategic thinking to the Board of Directors.”

About SiriusPoint

SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and Program Administrators. With over $3.0 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Stable) from AM Best, S&P and Fitch, and A3 (Stable) from Moody’s. For more information please visit www.siriuspt.com.

SiriusPoint Contacts

Investor Relations

Dhruv Gahlaut, Head of Investor Relations and Chief Strategy Officer

Dhruv.gahlaut@siriuspt.com

+44 7514 659 918

Media

Sarah Hills, Rein4ce

Sarah.hills@rein4ce.co.uk

+ 44 7718882011